Exhibit 99

Latham Group, Inc. Reports Fourth Quarter and Full Year 2024
Financial Results and Provides 2025 Guidance

•	Latham’s In-Ground Pool Sales Outperformed the U.S. Pool Market in 2024 Driven by Fiberglass Share Gains and Increased Adoption of Automatic Safety Covers

•	Year-on-Year Margin Expansion Reflects Lower Cost Structure and Cost Discipline Amid Ongoing Investments to Drive Future Growth

•	Full Year Operating Cash Flow of $61 Million; Year-End Cash Balance of $56 Million after $86 Million of Acquisition Payments and Debt Paydowns

•	2025 Guidance Anticipates 8% Sales Growth and 19% Growth in Adjusted EBITDA at the Midpoints

Fourth Quarter 2024 Financial Highlights:

•	Net sales of $87.3 million
•	Net loss of $29.2 million / Net loss per diluted share of $0.25
•	Adjusted EBITDA of $3.6 million / 4.2% of Net sales

Full Year 2024 Financial Highlights:

•	Net sales of $508.5 million
•	Net loss of $17.9 million / Net loss per diluted share of $0.15
•	Adjusted EBITDA of $80.2 million / 15.8% of Net sales

LATHAM, N.Y. – March 4, 2025 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the fourth quarter and full year ended December 31, 2024.

Commenting on the results, Scott Rajeski, President and CEO, said, “This was a year of substantial achievement for Latham Group. Our in-ground pool sales continued to outperform the U.S. in-ground pool market, we succeeded in expanding margins despite lower utilization, and we made investments that have positioned the Company for sales growth and increased profitability in 2025 and beyond.

“Latham’s leadership position in fiberglass pools was a key driver of our pool market outperformance against U.S. in-ground pool starts which were down approximately 15% in 2024. Fiberglass pools represented 75% of Latham’s in-ground pool sales in 2024, compared to 73% in 2023. According to management estimates, fiberglass pools gained one percentage point of total in-ground-pool market share, accounting for 24% of all in-ground pools installed in the U.S. last year, up from 23% in 2023. In addition to its cost advantages, consumers increasingly are attracted to the fast and easy installation and the eco-friendly aspects of fiberglass in contrast to concrete pools. Our 2024 sales performance also benefitted from a five-month contribution from our Coverstar Central acquisition and increased awareness and adoption of automatic safety covers, which in addition to pool safety, offer significant costs savings to homeowners. Our diversified product mix continues to contribute to Latham’s ability to outperform new U.S. pool starts, as our broad portfolio of pool liners and covers provides access to the more stable replacement market.

“A key highlight of 2024 was our ability to drive margin expansion on lower year-on-year sales. Gross margin expanded by over 300 basis points led by our lean manufacturing and value engineering initiatives together with supplier diversification initiatives and overall improved procurement activity that are expected to enable further margin expansion in 2025 and beyond. Adjusted EBITDA margin expanded by 30 basis points as higher gross margin more than offset increased spending on growth projects, including the build-out of our market position in the Sand States.

“Latham ended 2024 in a strong financial position. Operating cash flow exceeded $60 million, and our year-end cash balance was $56 million, after spending approximately $65 million on the Coverstar Central acquisition and repaying $21 million in debt. Our strong balance sheet provides us with important financial flexibility to support both organic and acquisitive growth.”

Fourth Quarter 2024 Results

Net sales for the fourth quarter of 2024 were $87.3 million, down $3.6 million or 4.0%, from $90.9 million in the prior year’s fourth quarter primarily reflecting challenging industry conditions.

Fourth Quarter Net Sales by Product Line
(in thousands)

	Fiscal Quarter Ended
	December 31, 2024	December 31, 2023
In-Ground Swimming Pools	$43,639	$45,799
Covers	31,209	31,988
Liners	12,425	13,080
Total	$87,273	$90,867

Gross profit for the fourth quarter of 2024 was $21.4 million, slightly above $21.2 million in the prior year’s fourth quarter. Gross margin of 24.6% expanded by 130 basis points from 23.3% in the year-ago quarter, reflecting production efficiencies and a margin benefit from the acquisition of Coverstar Central.

Selling, general, and administrative expenses were $27.2 million, an increase of $3.6 million or 15.2%, from $23.6 million in the fourth quarter of 2023, primarily representing increased spending on sales and marketing to drive future growth and performance-based compensation, as well as the acquisition of Coverstar Central.

Net loss was $29.2 million, or $0.25 per diluted share, inclusive of $8.7 million of non-recurring non-cash income tax expense due to a valuation allowance established on foreign deferred tax assets and a $4.5 million loss on foreign currency transactions associated with our international subsidiaries. This compares to net income of $0.1 million, or $0.00 per diluted share, reported for the prior year’s fourth quarter. Net loss margin was 33.4%, compared to net income margin of 0.01% for the fourth quarter of 2023.

Adjusted EBITDA for the fourth quarter of 2024 was $3.6 million, down $6.3 million or 63.4% from $9.9 million in the prior year’s fourth quarter. The decrease in Adjusted EBITDA was primarily due to increased investment in sales and marketing, and performance-based compensation. Adjusted EBITDA margin was 4.2%, 670 basis points below the 10.9% reported in the prior year period.

Full Year 2024 Results

Net sales were $508.5 million, down $58.0 million or 10.2%, from $566.5 million in the prior year period, primarily attributable to lower sales volume due to soft industry conditions, which resulted in an estimated decline in U.S. pool starts of approximately 15% in 2024.

Full Year 2024 Net Sales by Product Line
(in thousands)

	Year Ended
	December 31, 2024	December 31, 2023
In-Ground Swimming Pools	$259,214	$297,828
Covers	131,335	140,949
Liners	117,971	127,715
Total	$508,520	$566,492

Gross profit was $153.7 million, slightly above the $152.9 million reported in the prior year period, despite the overall pool market being down approximately 15% in 2024. Gross margin expanded by 320 basis points to 30.2% from 27.0% in the prior year period, primarily resulting from production efficiencies from lean manufacturing and value engineering initiatives, improved procurement, and modest deflation.

Selling, general, and administrative expenses decreased to $108.4 million, down $1.9 million or 1.8%, from $110.3 million in the prior year period, primarily due to an $11.3 million reduction in non-cash stock-based compensation expenses, as well as our cost containment initiatives and restructuring programs, which were partially offset by approximately $8 million in higher performance-based compensation and higher sales and marketing spend to gain share in the Sand States and further strengthen our market position.

Net loss was $17.9 million, or $0.15 per diluted share, inclusive of $8.7 million of non-recurring income tax expense due to a valuation allowance established on foreign deferred tax assets and a $6.2 million loss on foreign currency transactions associated with our international subsidiaries. This compares to a net loss of $2.4 million, or $0.02 per diluted share in the prior year period. Net loss margin was 3.5% compared to a net loss margin of 0.4% in the prior year period.

Adjusted EBITDA was $80.2 million, down $7.8 million or 8.9% from $88.0 million in the prior year. The $7.8 million decrease in Adjusted EBITDA was primarily due to higher performance-based compensation and increased investment in sales and marketing programs to further strengthen our market position. Adjusted EBITDA margin was 15.8%, a 30-basis-point increase from 15.5% in the prior year period.

Balance Sheet, Cash Flow, and Liquidity

Latham ended 2024 with cash of $56.4 million after the purchase of Coverstar Central for approximately $65 million in August 2024 and the repayment of approximately $21 million of debt in the year ended December 31, 2024. Net cash provided by operating activities was $6.2 million in the fourth quarter and $61.3 million for the full year 2024.

Total debt was $281.5 million at year-end, and the net debt leverage ratio was 2.8.

Capital expenditures totaled $6.3 million in the fourth quarter of 2024 compared to $4.9 million in the fourth quarter of 2023. For the year ended December 31, 2024, capital expenditures were $20.1 million compared to $33.2 million in the prior year period.

Summary and Outlook

“Latham has entered 2025 in a strong competitive position, with leadership in the growing fiberglass pool category and greater representation and market presence in the Sand States, which account for approximately two-thirds of new U.S. pool starts annually. Additionally, we have considerable opportunities to expand the adoption of automatic safety covers. We further strengthened our position in this growing category by recently acquiring two of our smaller autocover dealers. These factors support our confidence in our ability to continue to outperform the U.S in-ground pool market.

“Industry conditions heading into this year are slightly more favorable than one year ago, but we believe trough market conditions are likely to continue through much of 2025. Therefore, we are managing to new U.S. pool starts in 2025 that approximate 2024 levels, but we have the ability to quickly and efficiently ramp-up to capture any increase in market demand.

“Guidance for Latham’s full year 2025, contained in the table below, represents year-on-year sales growth of 8% at the midpoint, primarily driven by market share gains in fiberglass pools and the benefits of the Coverstar Central acquisition. Adjusted EBITDA growth of 19% at the midpoint reflects the significant operating leverage inherent in our business model and takes into account increased spending on growth initiatives. Capital expenditures are expected to be approximately $30 million at the midpoint, an increase of $10 million over 2024 levels, due to planned initiatives to drive fiberglass adoption in the Sand States,” Mr. Rajeski concluded.

FY 2025 Guidance Ranges

	Low	High
Net Sales	$535 million	$565 million
Adjusted EBITDA[1]	$90 million	$100 million
Capital Expenditures	$27 million	$33 million

1)	A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2025 is not available without unreasonable effort due to uncertainty related to our future income tax expense (benefit).

Conference Call Details

Latham will hold a conference call to discuss its fourth quarter and full year 2024 financial results today, March 4, 2025, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10196153/fe5604d9c7. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through March 4, 2026, on the Company’s investor relations website under “Events & Presentations”. A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,850 employees across around 30 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt leverage ratio, on a historical and pro forma basis, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under GAAP. Our pro forma presentation gives effect to the Coverstar Central acquisition as if it occurred as of January 1, 2023. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense (benefit), (iv) loss (gain) on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) Odessa fire and other such unusual events and (xi) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;
•	do not reflect changes in our working capital needs;
•	do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;
•	do not reflect income tax expense (benefit), and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;
•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and
•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-Looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, the implementation of our cost reduction plans and expected benefits, the implementation of our digital transformation and lean manufacturing activities, acquisitions and their integration, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: unfavorable economic conditions and related impact on consumer spending and demand for our products; inflationary impacts, including on consumer demand for our products; our ability to globally source raw materials and components for manufacturing our products; the impact of trade policies on our import of goods; declining home ownership affecting demand for our products; competitive risks; natural disasters, including resulting from climate change, geopolitical events, war, terrorism, public health issues or other catastrophic events; disturbances and breaches to our technological infrastructure, and our reliance on information technology systems; adverse weather conditions impacting our sales, and can lead to significant variability of sales in reporting periods; the consequences of industry consolidation on our customer base and pricing; interruption of our production capability at our manufacturing facilities from accident, fire, calamity and other causes; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; delays in, or systems disruptions issues caused by the implementation of our enterprise resource planning system; our ability to attract, develop and retain highly qualified personnel; our ability to collect accounts receivables from our customers; compliance with government regulations; our ability and the cost to obtain transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; realizing anticipated benefits from acquisitions; possible asset impairments; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file or furnish with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:

Lynn Morgen

Casey Kotary

ADVISIRY Partners

lathamir@advisiry.com

212-750-5800

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net sales	$87,273	$90,867	$508,520	$566,492
Cost of sales	65,828	69,671	354,776	413,548
Gross profit	21,445	21,196	153,744	152,944
Selling, general, and administrative expense	27,190	23,599	108,364	110,296
Amortization	7,281	6,617	27,103	26,519
Income from operations	(13,026)	(9,020)	18,277	16,129
Other expense:
Interest expense, net	4,690	9,646	24,840	30,916
Other expense (income), net	4,540	(1,209)	6,237	(1,004)
Total other expense, net	9,230	8,437	31,077	29,912
Earnings from equity method investment	1,275	1,255	4,060	3,723
Loss before income taxes	(20,981)	(16,202)	(8,740)	(10,060)
Income tax expense (benefit)	8,189	(16,313)	9,120	(7,672)
Net (loss) income	$(29,170)	$111	$(17,860)	$(2,388)
Net (loss) income per share attributable to common stockholders:
Basic	$(0.25)	$0.00	$(0.15)	$(0.02)
Diluted	$(0.25)	$0.00	$(0.15)	$(0.02)
Weighted-average common shares outstanding – basic and diluted:
Basic	115,564,382	113,638,130	115,434,828	112,899,586
Diluted	115,564,382	114,818,226	115,434,828	112,899,586

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash	$56,398	$102,763
Trade receivables, net	32,299	30,407
Inventories, net	77,101	97,137
Income tax receivable	3,964	983
Prepaid expenses and other current assets	8,536	7,327
Total current assets	178,298	238,617
Property and equipment, net	112,848	113,014
Equity method investment	24,891	25,940
Deferred tax assets	729	7,485
Operating lease right-of-use assets	28,259	30,788
Goodwill	152,625	131,363
Intangible assets, net	292,913	282,793
Other assets	3,644	5,003
Total assets	$794,207	$835,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,141	$17,124
Accounts payable – related party	—	8
Current maturities of long-term debt	3,250	21,250
Current operating lease liabilities	7,176	7,133
Accrued expenses and other current liabilities	47,410	40,691
Total current liabilities	70,977	86,206
Long-term debt, net of discount, debt issuance costs, and current portion	278,271	279,951
Deferred income tax liabilities, net	32,347	40,088
Non-current operating lease liabilities	22,138	24,787
Other long-term liabilities	3,252	4,771
Total liabilities	$406,985	$435,803
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both December 31, 2024 and December 31, 2023; no shares issued and outstanding as of both December 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of December 31, 2024 and December 31, 2023; 115,764,839 and 114,871,782 shares issued and outstanding, as of December 31, 2024 and December 31, 2023, respectively	12	11
Additional paid-in capital	467,076	459,684
Accumulated deficit	(74,816)	(56,956)
Accumulated other comprehensive loss	(5,050)	(3,539)
Total stockholders’ equity	387,222	399,200
Total liabilities and stockholders’ equity	$794,207	$835,003

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended
	December 31,	December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(17,860)	$(2,388)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	44,446	40,751
Gain on insurance proceeds received for capital	—	(1,463)
Unrealized foreign currency loss (gains)	6,223	(110)
Amortization of deferred financing costs and debt discount	1,720	1,720
Non-cash lease expense	7,111	7,675
Change in fair value of interest rate swaps	(808)	4,729
Deferred income taxes	(1,678)	(9,685)
Stock-based compensation expense	7,392	18,804
Bad debt expense	2,069	5,379
Other non-cash, net	1,115	16
Earnings from equity method investment	(4,060)	(3,723)
Distributions received from equity method investment	5,109	2,878
Provision on liability for uncertain tax positions	—	(7,503)
Changes in operating assets and liabilities:
Trade receivables	(2,378)	13,040
Inventories	22,695	68,190
Prepaid expenses and other current assets	(1,992)	(1,326)
Income tax receivable	(2,981)	1,333
Other assets	1,263	(4,346)
Accounts payable	(4,039)	(8,512)
Accrued expenses and other current liabilities	(1,329)	(11,938)
Other long-term liabilities	(711)	2,848
Net cash provided by operating activities	61,307	116,369
Cash flows from investing activities:
Purchases of property and equipment	(20,116)	(33,189)
Capital reimbursed from insurance proceeds	—	1,463
Acquisitions of businesses, net of cash acquired	(64,527)	—
Net cash used in investing activities	(84,643)	(31,726)
Cash flows from financing activities:
Payments on long-term debt borrowings	(21,250)	(13,250)
Proceeds from borrowings on revolving credit facilities	—	48,000
Payments on revolving credit facilities	—	(48,000)
Repayments of finance lease obligations	(771)	(625)
Net cash used in financing activities	(22,021)	(13,875)
Effect of exchange rate changes on cash	(1,008)	(631)
Net (decrease) increase in cash	(46,365)	70,137
Cash at beginning of period	102,763	32,626
Cash at end of period	$56,398	$102,763
Supplemental cash flow information:
Cash paid for interest	$24,894	$25,747
Income taxes paid, net	15,475	6,990
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$510	$955
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	5,426	6,193

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net (loss) income	$(29,170)	$111	$(17,860)	$(2,388)
Depreciation and amortization	12,156	10,966	44,446	40,751
Interest expense, net	4,690	9,646	24,840	30,916
Income tax expense (benefit)	8,189	(16,313)	9,120	(7,672)
Loss on sale and disposal of property and equipment	290	7	408	138
Restructuring charges(a)	15	1,112	512	3,727
Stock-based compensation expense(b)	2,206	3,917	7,392	18,804
Unrealized losses (gains) on foreign currency transactions(c)	4,555	(1,042)	6,223	(110)
Strategic initiative costs(d)	648	1,026	3,329	4,092
Acquisition and integration related costs(e)	43	900	2,348	911
Odessa fire(f)	—	(1,840)	—	(2,600)
Other(g)	—	1,419	(539)	1,456
Adjusted EBITDA	$3,622	$9,909	$80,219	$88,025
Net sales	$87,273	$90,867	$508,520	$566,492
Net (loss) income margin	(33.4)%	0.1%	(3.5)%	(0.4)%
Adjusted EBITDA margin	4.2%	10.9%	15.8%	15.5%

(a)	Represents costs related to a cost reduction plan that includes severance and other costs for our executive management changes and additional costs related to our cost reduction plans, which include further actions to reduce our manufacturing overhead by reducing headcount in addition to facility shutdowns.
(b)	Represents non-cash stock-based compensation expense.
(c)	Represents unrealized foreign currency transaction losses associated with our international subsidiaries.
(d)	Represents fees paid to external consultants and other expenses for our strategic initiatives.
(e)	Represents acquisition and integration costs, as well as other costs related to potential transactions.
(f)	Represents costs incurred and insurance recoveries related to a production facility fire in Odessa, Texas.
(g)	Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.

Net Debt Leverage Ratio

(Non-GAAP Reconciliation)

(in thousands)

	December 31, 2024
Total Debt	$281,521

Less:
Cash	(56,398)
Net Debt	225,123

LTM Adjusted EBITDA(1)	80,219
Net Debt Leverage Ratio	2.8	x

LTM Pro Forma Adjusted EBITDA(2)	87,965
Pro Forma Net Debt Leverage Ratio	2.6	x

(1)	LTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period.
(2)	LTM Pro Forma Adjusted EBITDA includes pre-acquisition portion of Adjusted EBITDA for the trailing twelve months that is not included in historical results.